Exhibit 10.1

NOTICE OF EXERCISE
OF
CONVERSION RIGHT

The undersigned, ___________________________________________ (“Holder”), is the holder of that certain Secured Convertible Promissory Note, in the principal amount of $_________________, made by Searchlight Minerals Corp., a Nevada corporation (the “Company”), dated September 18, 2013 (the “Note”). Capitalized terms not defined herein shall have their meanings as set forth in the Note.

The Note provides that the Holder has the right to convert the outstanding principal and any accrued but unpaid interest on the Note into shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) at a price equal to the applicable current Conversion Price of the Note. Notwithstanding anything to the contrary set forth in the Note, Holder wishes to convert principal and/or interest owing under the Note in accordance with this Notice of Exercise of Conversion Right (this “Notice”).

Holder hereby elects to convert (please indicate your selection of either option 1 or 2 below by checking the box next to that option):

☐ (1) all of the outstanding principal amount and accrued but unpaid interest owing on its Note through March 18, 2016, at the conversion price of $0.035 per share.

☐ (2) only the March 18, 2016 interest payment due under its Note, at the conversion price of $0.035 per share.

Pursuant to the option selected above, Holder will convert an aggregate total of $__________________ owing under the Notes into ____________________ shares of the Company’s Common Stock (the “Shares”). Holder will only receive whole Shares in connection with its conversion.

If Holder selects option 1 above, Holder shall execute and enclose herewith this Notice of Conversion along with the original Note, and understands that the Note shall thereafter be cancelled and of no further force and effect. If Holder selects option 2 above, Holder shall execute and enclose herewith only this Notice of Conversion, and the Note will otherwise remain in full force and effect.

If, prior to signing this Notice, Holder has executed a subscription agreement accepting the Company’s previous offer to convert Holder’s March 18, 2016 interest payment into Common Stock at $0.105 per share, please also select the box below indicating that such previously sent subscription agreement shall be terminated, cancelled and of no further force or effect:

☐ Please cancel Holder’s March 18, 2016 subscription agreement.

The Company hereby acknowledges receipt of this Notice and the Note, as applicable, duly endorsed, from Holder, and hereby authorizes and directs the appropriate officer of the Company to prepare and issue the aforementioned stock certificate to Holder representing the Shares.

Dated this ____ day of _________, 2016.

Holder:

By: _________________________________
Name: _______________________________
Title: ________________________________

Agreed and Accepted by:

SEARCHLIGHT MINERALS CORP.

By: _________________________________
Name: Carl Ager
Title: Vice President